AvSOLUTIONS, Inc.
                             7518 - B Diplomat Drive
                            Manassas, Virginia 20109




                                October 13, 1998




CONTINENTAL AIRLINES, INC.
2929 Allen Parkway, Suite 2010
Houston, TX  77019

          Re: PRELIMINARY PROSPECTUS SUPPLEMENT, DATED OCTOBER 13, 1998, TO THE PROSPECTUS DATED AUGUST 25, 1998, INCLUDED IN REGISTRATION STATEMENT NO. 333-61601 OF CONTINENTAL AIRLINES, INC.

Ladies and Gentlemen:

          We consent to the use of the report prepared by us with respect to the Aircraft referred to therein, to the summary of such report in the text under the headings "Prospectus Supplement Summary--Equipment Notes and the Aircraft," "Risk Factors--Risk Factors Relating to the Certificates and the Offering--Appraisals and Realizable Value of Aircraft," "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts" in the above-captioned Preliminary Prospectus Supplement and to the references to our name under the headings "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts" in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

                                       Sincerely,

                                       AvSOLUTIONS, Inc.


                                               /S/ BRYANT LYNCH
                                       -------------------------------------
                                       Name:  Bryant Lynch
                                       Title: Manager, Commercial Appraisals